Exhibit 10.1

Note:   The **** symbol indicates that material has been omitted pursuant to a request for confidential treatment.  A copy of this document without omissions has been filed separately with the Securities and Exchange Commission.

SALES ALLIANCE AGREEMENT

This Sales Alliance Agreement, effective as of August 1, 2005, including all Exhibits (“Agreement”), is made by and between Software Spectrum, Inc., with offices at 3480 Lotus Drive, Plano, TX 75075 (“Software Spectrum”) and Intraware, Inc., with offices at 25 Orinda Way, Orinda, CA 94563 (“Intraware”).

WHEREAS, Software Spectrum, a leading, single-source provider of IT solutions and services that help companies around the globe enable, manage and secure their enterprises, has entered into an agreement (“Sun Agreement”) with an authorized distributor of Sun Microsystems, Inc. (“Sun”), authorizing Software Spectrum to resell the Sun software products identified in Exhibit A and maintenance services for those products (collectively “Sun Products”).

WHEREAS, Intraware has experience and expertise in the sale of Sun Products to end user customers.

WHEREAS, Software Spectrum and Intraware agree that both parties will benefit by forming a sales alliance whereby Intraware will obtain purchase orders for sales of the Sun Products to end users and Software Spectrum will process invoices and fulfill (either physically or electronically pursuant to Section 7.2) such Sun Product orders.

NOW THEREFORE, intending to be legally bound, and in consideration of the mutual promises and the terms, conditions and covenants of this Agreement, the parties hereby agree as follows.

1.             DEFINITIONS

1.1           “Confidential Information” shall have the same meaning as the term is defined in the Mutual Non-Disclosure Agreement, dated August 1, 2005, between Software Spectrum and Intraware, subject to Section 8.1 below.

1.2           “Qualified Customer” shall mean a customer who has been evaluated by the Director of Software Spectrum Accounts Receivable or a designee and approved for business, based on written standards which are provided to Intraware, are reasonable, and impose restrictions no more stringent than those which apply to customer qualification in Software Spectrum’s software reselling business.

1.3           “Qualified Order” shall mean an order from a Qualified Customer for Sun Products that meets the terms of the Software Spectrum’s Global Customer Purchase Order Acceptance Policy, which policy shall impose restrictions no more stringent than those which apply to order acceptance in any other area of Software Spectrum’s business.

1.4           “Territory” shall mean the same geographic area as is set forth in the Sun Agreement.

2.             SCOPE

2.1           Products Expertise.  Intraware has experience and expertise in the sale of Sun Products.

2.2           Services Provided.  Software Spectrum agrees to retain the services of Intraware to obtain purchase orders for Sun Products from Qualified Customers in the Territory as set forth herein.  During the term of this Agreement, Intraware will submit to Software Spectrum all purchase orders for Sun Products received by Intraware from Sun Product customers and prospects.

2.3           Exclusivity.  Software Spectrum agrees that Intraware shall be its exclusive third party sales organization for Sun Products, and Intraware agrees to sell Sun Products exclusively for the benefit of Software Spectrum.  The preceding sentence shall not be construed to restrict Software Spectrum from selling Sun Products directly through its own sales organization or through independent sales representatives authorized by Software Spectrum to sell software, software licenses, and/or services.  Subject to the preceding two sentences, it is agreed that the relationship between the parties is non-exclusive, and each party is free to pursue any other business opportunities or interests.

2.4           Independent Contractors.  The relationship of the parties is that of independent contractor.  Neither party is an employee, agent, partner, or joint venturer of the other party, and Software Spectrum and Intraware shall inform their respective employees of such.  Neither party shall represent or imply, directly or indirectly, that it has the authority to represent or bind the other by contract or in any way to incur obligations of any kind on behalf of the other party or take any action that would lead any person to believe the party has such authority; provided, however, that Intraware, in the course of providing services under this Agreement, may submit binding quotes to customers for sales of Sun Products, so long as such quotes to do not require Software Spectrum to act in a manner inconsistent with its written customer qualification standards or its written order acceptance policy referred to in Sections 1.2 and 1.3 above, respectively.

3.             TERM AND TERMINATION

3.1           Term.  The term of this Agreement shall commence on August 1, 2005 (“Effective Date”) and shall remain in effect for 24 months thereafter, unless terminated earlier as provided herein.  This Agreement will automatically renew for additional one (1) year terms provided the Sun Agreement is also in effect for the same renewal period.

3.2           Termination.  Either party may terminate this Agreement without cause upon 60 days written notice to the other party.  In addition, either party may terminate this Agreement immediately if the other party: (i) commits a material breach of this Agreement and does not cure the breach within 30 days after receiving the non-breaching party’s written notice of the breach or (ii) becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, or avails itself of or becomes subject to any proceeding under any federal or state statute relating to insolvency or the protection of rights of creditors.

3.3           Sun Agreement Termination.  In the event the Sun Agreement expires or terminates, then this Agreement shall terminate concurrent with the expiration or termination date of the Sun Agreement.

3.4           Customers.  Upon any expiration or termination of this Agreement, either party may pursue sales opportunities with Sun Product customers and prospective customers without obligation to the other party.

3.5           Effect of Termination.  As of the effective date of the expiration or termination of this Agreement, Intraware shall cease marketing and selling Products and providing services on behalf of Software Spectrum, and neither party shall have any further obligation to the other party except as otherwise specified herein.  Within 30 days of the expiration or termination of this Agreement, each party shall return all tangible information, data, and materials, including without limitation Confidential Information, belonging to the other party and delete all electronic information or data belonging to the other party.  Sections 5.1.5 (Insurance), 7.3 (Payment) and 7.5 (Audit) (for three years from the Effective Date), 8 (Confidentiality), 9.1 (No Transfer of Rights), 10.2 (Warranty Disclaimer),

11 (Indemnity), 12 (Limitation of Liability), 13 (Notices) and 14 (General) shall survive the expiration or termination of this Agreement.

4.             APPOINTMENT

4.1           Appointment.  Software Spectrum hereby appoints Intraware to provide services as described herein and obtain purchase orders for Sun Products from Qualified Customers in the Territory, as set forth in this Agreement.

4.2           Acceptance.  Intraware hereby accepts such appointment to provide services as described herein and obtain purchase orders for Sun Products from Qualified Customers in the Territory, as set forth in this Agreement.

5.             RESPONSIBILITIES

5.1           Mutual Responsibilities:

5.1.1        Dedicated Personnel.  Each party will inform the appropriate personnel in their organization of the existence of this Agreement and appoint one or more business managers, who shall serve as that party’s primary contact for day-to-day business activities.  Each party shall have to right to appoint a new business manager from time to time and agrees to notify the other party if they appoint a new business manager.

5.1.2        Public Announcements.  Any individual or joint public announcement regarding this Agreement or the relationship of Software Spectrum and Intraware shall be, in each instance, subject to both parties’ prior written consent, unless a party is advised by counsel that a public announcement of this Agreement is required by law, in which case the party required by law to make the announcement shall submit the announcement to the other party for approval and such approval shall not be unreasonably withheld or delayed.  In the event the parties are unable to agree on an announcement required by law, then the party required to make the announcement may, to the minimum extent required by law, make the announcement without the consent of the other party.

5.1.3        Costs and Expenses.  Except as otherwise specified herein or mutually agreed to in writing, each party shall be solely responsible for their own costs and expenses in the performance of this Agreement.  Each party shall be solely responsible for the payment of compensation of its own employees, agents, and contractors.  Neither party shall be responsible for the payment of any wages, expenses, workers’ compensation, disability benefits, unemployment insurance, and any other employee benefit, including, but not limited to, pension, 401(k), medical, dental, and life insurance, vacation, sick days, and holidays, or for withholding income taxes and social security for any employee, agent or contractor of the other party.

5.1.4        Increase Sales.  Software Spectrum and Intraware agree to work together in good faith and exchange ideas and suggestions to increase Sun Product sales.

5.1.5        Insurance.  Software Spectrum and Intraware shall each maintain insurance, with coverage limits, consistent with generally accepted business practices for the software resale industry.

5.2           Software Spectrum Responsibilities:

5.2.1        Procedures.  Software Spectrum will advise Intraware sales personnel on, and provide them with copies of, Software Spectrum’s standard order acceptance and customer qualification policies and procedures, as described in Sections 1.2 and 1.3 above.

5.2.2        Orders and Order Fulfillment.  Software Spectrum shall be responsible for entering into any contracts with Qualified Customers, processing and fulfillment of all Qualified Orders, invoicing Qualified Customers, collecting payment from Qualified Customers, and making payments to the Sun authorized distributor under the Sun Agreement.  With the exception of sales calls, Software Spectrum shall also be solely responsible for answering all customer inquires or questions.  Software Spectrum may, in its sole discretion, reject any Sun Product customers or orders that do not meet Software Spectrum’s standard policies and procedures referenced in Sections 1.2 and 1.3 above.

5.2.3        Order Limits.  Software Spectrum shall only accept Qualified Orders received from Qualified Customers.

5.2.4        Prices.  Promptly after signing any Sun Agreement, Software Spectrum shall provide Intraware with a copy of the price list for Sun Products.  Software Spectrum shall provide Intraware with 30 days’ written notice or such period of time Software Spectrum receives written notice from Sun, whichever is less, of any change to Software Spectrum’s Sun Products price list, provided, however, that any such change shall be delayed by up to an additional 60 days or such period of time as is agreed to by Sun, whichever is less, with respect to any quote which Intraware may make to a Sun Product customer or prospect before receiving notice of the price list change.

5.2.5        Marketing.  Software Spectrum and Intraware agree to work together in good faith to plan and conduct various Sun marketing activities and events.  Each such marketing activity shall be subject to the parties’ mutual agreement.

5.2.6        Accepting Payments.  Software Spectrum shall have no authority to collect funds or accept payment on behalf of Intraware.  Software Spectrum shall immediately forward to Intraware any and all money or remittance, in any form, that may be owed to Intraware, but incorrectly paid to Software Spectrum.

5.3           Intraware’s Responsibilities:

5.3.1        Procedures.  Intraware agrees to co-operate with Software Spectrum in meeting all of Software Spectrum’s standard policies and procedures for account and order acceptance which are referred to in Sections 1.2 and 1.3 above.

5.3.2        Personnel Commitment.  It is the parties’ intent to achieve sales goals set by Sun or set by an authorized Sun distributor as a requirement for Software Spectrum to maintain maximum product discount levels.  Such intent shall be a primary consideration of Intraware in assigning sales representatives (each, a “Rep”) to the solicitation of Sun Product sales hereunder.  Each Rep shall quote Products prices to customers using only Software Spectrum’s standard price list provided by Software Spectrum to Intraware pursuant to Section 5.2.4 above, as well as the delivery schedule and terms and conditions communicated by Software Spectrum to Intraware from time to time.

5.3.3        No Warranties.  Intraware may not make any representation, guarantee, or warranty with respect to Sun Products inconsistent with those expressly set forth in the then-current Sun end user license agreement supplied by Sun.

5.3.4        Returns.  Intraware shall not authorize or bind Software Spectrum to provide any refund, credit, return, allowance or adjustment to a customer account unless authorized by Software Spectrum in writing.

5.3.5        Accepting Payments.  Intraware shall have no authority to collect funds or accept payment on behalf of Software Spectrum.  Intraware shall immediately forward to Software Spectrum any and all money or remittance, in any form, that may be owed to Software Spectrum, but incorrectly paid to Intraware.  Intraware shall provide assistance reasonably requested by Software Spectrum in the collection of overdue Sun Product accounts, provided such assistance shall be limited to telephone calls and emails by Reps.

6.             REPORTS

6.1           Reports by Intraware.  On Monday of each week, Intraware shall furnish Software Spectrum with a weekly sales activity report and a non-binding sales forecast report, and on the first Monday of each month, Intraware shall furnish Software Spectrum with a report on contract renewal efforts.  Each such monthly report shall be in the format specified in Exhibit B hereto.  Intraware will furnish such additional reports as may be reasonably requested by Software Spectrum from time to time.

6.2           Reports by Software Spectrum.  On each business day, Software Spectrum shall provide Intraware a daily sales activity report for the prior business day, and within 5 days after the end of each calendar month, Software Spectrum shall provide Intraware a monthly sales activity report for such calendar month.  Each such report shall be in the format specified in Exhibit C hereto, provided the format of such reports may be adjusted from time to time by mutual agreement of the parties via electronic mail without a signed amendment hereto (notwithstanding anything to the contrary in Section 14.7 below).

7.             COMPENSATION

7.1           Payment to Intraware.  Software Spectrum and Intraware agree to share, ****% to Intraware and ****% to Software Spectrum, Gross Profits derived by Software Spectrum from all sales of Sun Products by Software Spectrum and Intraware under this Agreement.  It is the intent of Software Spectrum and Intraware that sales of Sun Products include any such sales by their affiliates, resellers, distributors, agents, dealers, or representatives.  As used herein, “Gross Profit” means, for each sale of a Sun Product, the sale price to the customer less applicable sales taxes, shipping costs for Kits under Section 7.2 below, returns approved by Sun or Sun’s authorized distributor, and the amount payable by Software Spectrum to Sun or Sun’s authorized distributor for such Sun Product.  “Gross Profit” shall also include rebates and other incentives made available by Sun or Sun’s authorized distributor to Software Spectrum, to the extent those rebates and other incentives are directly attributable to Sun Product sales made during the term of this Agreement.  All Gross Profit disbursements shall be paid 45 days following the end of each month.

7.2           SubscribeNet.  During the term of this Agreement, Intraware will provide a co-branded version,  using Intraware’s and Software Spectrum’s brand, of Intraware’s SubscribeNet electronic software distribution service (“SubscribeNet”) to Qualified Customers requesting that Sun Products be delivered using electronic distribution.  As a fee for the SubscribeNet service, Software Spectrum shall allocate ****% of Intraware’s ****% Gross Profit share, as described in Section 7.1.  Thus, for purposes of example only, if the total Gross Profit from a Sun Product sale is $****, $**** will be retained by Software Spectrum and $**** will be paid to Intraware, and $**** of the $**** paid to Intraware will

_________________________

****  Indicates that material has been omitted pursuant to a request for confidential treatment.  A copy of this document without omissions has been filed separately with the Securities and Exchange Commission.

be deemed to be a SubscribeNet service fee.  Such SubscribeNet service fees shall be paid by Software Spectrum as part of the Gross Profits payment made according to the terms described in Section 7.  Intraware and Software Spectrum expect that the majority of Qualified Orders will be filled using SubscribeNet.   However, if a Qualified Customer requests a Products media and documentation kit (“Kit”), Software Spectrum will fulfill the request by ordering the Kit from a Sun Products distributor and shipping the Kit to the Qualified Customer.

7.3           Payment.  All payments made under this Agreement shall be in United States dollars.  All compensation is exclusive of all governmental taxes, withholdings, fees or similar assessments.  In the event of a dispute regarding a financial obligation owed pursuant to this Agreement, Software Spectrum and Intraware agree to meet in good faith to resolve the dispute within twenty days of either party’s written notice to the other of the dispute.  Software Spectrum and Intraware shall maintain adequate books and records in connection with their activities under this Agreement consistent with generally accepted accounting practices. Each party shall respond in a reasonably timely manner to requests by the other party’s outside auditors for confirmation of the parties’ obligations in connection with this Agreement.

7.4           Market Development Funds.  All market development funds made available by Sun to Software Spectrum shall be retained exclusively by Software Spectrum and shall not be considered when calculating any compensation under this Agreement.  The parties anticipate that market development funds will be expended on marketing events jointly developed by Intraware and Software Spectrum under Section 5.2.5 above, subject to the terms of that Section.

7.5           Audit.  The records maintained by Software Spectrum under Section 7.3 above shall include, without limitation, documentation of the information reportable under Section 6.2 above, those portions of the Sun Agreement that are necessary to determine financial obligations owed to Intraware (disclosure of the Sun Agreement is subject to the consent of Sun’s authorized distributor), and of all customer orders for Sun Products.  Intraware may audit the books and records of Software Spectrum relevant solely to this Agreement, including but not limited to all documents related to customer orders for Sun Products.  Any such audit shall be conducted during regular business hours, mutually agreed to, at Software Spectrum’s offices and shall not interfere unreasonably with Software Spectrum’s business activities.  If an audit reveals that Software Spectrum has underpaid fees to Intraware, Software Spectrum shall be invoiced for such underpaid fees.  Audits shall be made no more than once annually.  Intraware shall bear the cost of any such audit unless the audit reveals that Software Spectrum has underpaid Gross Profit by 5% or more of the Gross Profit payable by Software Spectrum to Intraware for the preceding twelve (12) months (or any shorter period to which the audit may be limited by Intraware), in which case the cost of the audit shall be borne by Software Spectrum.  All information and data resulting from an audit shall be deemed to be Confidential Information.

8.             CONFIDENTIALITY

8.1           Mutual Nondisclosure Agreement.  The parties agree and acknowledge that it may be necessary to disclose certain confidential or proprietary information to each other in the performance of this Agreement.  To protect and preserve their respective confidential information, Intraware and Software Spectrum agree to maintain all such information in confidence pursuant to the Mutual Non-Disclosure Agreement dated August 1, 2005 (“NDA”).  The NDA is hereby incorporated into this Agreement by reference.

9.             PROPERTY RIGHTS

9.1           No Transfer of Rights. Each of Software Spectrum and Intraware is and shall at all times remain the sole owner of their respective intellectual property. Except as otherwise expressly specified in this

Agreement, neither party is granted any express or implied rights to the other party’s copyrights, trade secrets, patents, trademarks, or any other intellectual property.

9.2           Trademarks.  For the term of this Agreement, Software Spectrum grants Intraware a personal, non-transferable, non-exclusive and revocable license to use Software Spectrum’s trademarks, in the Territory, solely in connection with Intraware’s performance of this Agreement.  Upon expiration or termination of this Agreement, Intraware shall immediately cease all use of Software Spectrum’s trademarks.

10.          WARRANTY

10.1         Authority.  Software Spectrum and Intraware each warrants that it has the right and authority to enter into this Agreement.

10.2         Warranty Disclaimer.  EXCEPT AS SPECIFIED HEREIN, NEITHER SOFTWARE SPECTRUM NOR INTRAWARE MAKES ANY OTHER WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY.

11.          INDEMNITY

11.1         Indemnity.  Intraware agrees to defend, indemnify and hold harmless Software Spectrum from and against any and all claims, suits, liabilities, expenses, attorney’s fees or damages (collectively “Claims”) respecting real or tangible personal property, including loss of use thereof, and injuries to persons, including death, arising from the negligent acts or omissions or intentional misconduct of Intraware under this Agreement, or any of its subcontractors, suppliers, officers, agents, employees or servants in connection with the performance of this Agreement.  Intraware’s obligation hereunder shall not be limited by the provisions of any workers’ compensation act or similar statute.  Intraware shall have no responsibility or liability for any Claims to the extent caused by the negligent act or omission or intentional misconduct of Software Spectrum.

11.2         Conditions.  Intraware’s foregoing indemnity obligations are subject to: (a) Software Spectrum promptly notifying Intraware in writing of any such claim; (b) Software Spectrum cooperating in the defense and furnishing related evidence in its control to Intraware; and (c) upon written acknowledgment of Intraware’s indemnification obligations hereunder, Intraware having sole control of the defense and all related settlement negotiations, other than any settlement or negotiation which contemplates any restriction on Software Spectrum.

12.      LIMITATION OF LIABILITY

12.1         NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, WARRANTY, STRICT LIABILITY OR TORT INCLUDING WITHOUT LIMITATION NEGLIGENCE AND REGARDLESS OF WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  WITH THE EXCEPTION OF A PARTY’S INDEMNITY OBLIGATIONS HEREIN, BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS, INFRINGEMENT OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, OR BREACH OF WARRANTY OR OF A FINANCIAL OBLIGATION OWED TO THE OTHER PARTY, IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY RELATING TO ANY CLAIM OR ARISING OUT OF THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE, EXCEED $100,000.

13.          NOTICES

13.1         Any notice, demand, acknowledgment or other communication which under the terms of this Agreement must be given or made shall be in writing and may be: (i) sent via facsimile transmission (if, followed-up with a written notice sent via mail), (ii) hand delivered by courier, or (iii) sent via certified or registered mail, postage paid, to the respective parties as follows:

If to Software Spectrum:

Software Spectrum, Inc.

3480 Lotus Drive

Plano, TX 75075

Attention: General Counsel

If to Intraware:

Intraware, Inc.

25 Orinda Way

Orinda, CA  94563

Attention: General Counsel

14.          GENERAL

14.1         Force Majeure.  In no event shall either party be responsible for any delay or failure to perform if such delay or failure to perform is due to causes beyond its reasonable control, including, but not limited to, governmental authorities, epidemics, war, embargoes, fire, earthquakes or acts of God.

14.2         Assignment.  Neither party shall assign its rights and obligations under this Agreement to any third party without the prior written consent of the other party, which shall not be unreasonably delayed, conditioned, or withheld.

14.3         Waiver.  Any waiver of a violation or failure to enforce any provision of this Agreement by either party shall not constitute a waiver of either party’s rights with respect to this Agreement.

14.4         Severability.  All terms and conditions of this Agreement are severable.  If any term or provision, or any portion thereof, of this Agreement is held to be invalid, illegal or unenforceable, the remaining portions shall not be affected.

14.5         Governing Law.  Software Spectrum and Intraware agree to comply with applicable laws and regulations, including without limitation, U.S. export law and regulations.  The validity, construction, and performance of this Agreement shall be governed by the laws of Texas, exclusive of its rules regarding conflicts of law.  English shall be the governing language of this Agreement.  The United Nations Convention for the Sale of Goods shall not apply to this Agreement.

14.6         Solicitation.  During the term of this Agreement, neither party shall, without the prior written consent of the other party, solicit for employment any employee of the other party.  Notwithstanding the foregoing, neither party shall be restricted from placing employment advertising in trade or general media or from using recruiters provided that such advertising and recruiters do not target the employees of the other party.

14.7         Entire Agreement/Amendments.  This Agreement, including the Exhibits hereto and the NDA, constitute the entire agreement between the parties relating to the subject matter contemplated herein and supersedes all previous or contemporaneous oral or written communications, proposals and agreements in respect thereof.  This Agreement may only be modified or amended by a written agreement executed by both parties.

14.8         Equitable Relief.  The parties acknowledge that any material breach of their obligations with respect to proprietary rights of the other party may cause irreparable injury for which there may be inadequate remedies at law and that the non-breaching party shall be entitled to seek equitable relief in addition to all other remedies available.

14.9         Miscellaneous.  Unless otherwise specified, words imputing the singular include the plural, words imputing any gender include every gender, and words imputing persons include bodies corporate and unincorporated; and (in each case) vice versa.  Any undertaking by a party not to do any act or thing shall be deemed to include an undertaking not to permit or suffer the doing of that act or thing; The word “including” shall mean “including without limitation or prejudice to the generality of any description, definition, term or phrase preceding that word”, and the word “include” and its derivatives shall be construed accordingly.  References to the parties include their respective directors, employees and agents.  The headings in this Agreement are for convenience only and shall not in any way affect its interpretation.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives to be effective as of the date first mentioned above.

INTRAWARE, INC.		SOFTWARE SPECTRUM, INC.

By:	/s/ Wendy Nieto	By:	/s/ Melissa Womack

Name:	Wendy Nieto	Name:	Melissa Womack

Title:	Chief Financial Officer	Title:	Senior Vice President

EXHIBIT A

Sun Products

•                  The Sun Products shall be as specified in the Sun Agreement

EXHIBIT B

Form of Report — Intraware Monthly Report

See attachment.

Sun Renewals

Generated By:

Peter Michaelides

Intraware

8/8/2005 2:23 PM

Filtered By:
Interval: Contract Effective Date equals Next 90 Days (8/8/2005 to 11/5/2005)
Relationship to Opportunity: All opportunities
Opportunity Status: Any
Probability: All
Owner Role contains Sun
AND Type contains Renewal

Contract	Effective Date	Close Date	Account Name	Account Site	Potential Renewal Revenue	Amount	Opportunity Owner	Opportunity Name
Stage: Closed Lost (1 record)
						$10,000.00
	8/16/2005	4/21/2005	ABC Corp.	IL	$10,000	$10,000.00	John Smith	ABC Corp. - SUN - 238801

Stage: Proposal/Price Quote (1 record)
						$15,000.00
	10/13/2005	10/13/2005	XYZ Corp.	IN	$15,000	$15,000.00	Jane Doe	XYZ Corp. - SUNE - 240331

Stage: Closed Won (1 record)
						$20,000.00
	8/10/2005	7/15/2005	123 Corp.	NJ	$20,000	$20,000.00	Joan Brown	123 Corp. - SUN - 246051

Grand Totals (3 records)
						$45,000.00

Renewal Status - due last Month

Generated By:

Peter Michaelides

Intraware

8/8/2005 2:20 PM

Filtered By:
Interval: Contract Effective Date equals Last Month (7/1/2005 to 7/31/2005)
Relationship to Opportunity: All opportunities
Opportunity Status: Any
Probability: All
Owner Role contains Sun
AND Type contains Renewal

Contract	Effective Date	Close Date	Account Name	Account Site	Potential Renewal Revenue	Amount	Opportunity Owner	Opportunity Name
Stage: Closed Lost (1 record)
						$1,000.00
	7/29/2005	8/29/2005	ABC Corp	IL	$10,000	$1,000.00	John Doe	ABC Corp. - SUN - 246411

Stage: Qualification (1 record)
						$5,000.00
	7/24/2005	7/24/2005	XYZ Corp.	FL	$15,000	$5,000.00	Jane Doe	XYZ Corp. - SUN - 245621/244521

Stage: Proposal/Price Quote (1 record)
						$10,000.00
	7/9/2005	7/9/2005	123 Corp.	CA	$20,000	$10,000.00	John Smith	123 Corp. - SUN - 245471

Stage: Closed Won (1 record)
						$15,000.00
	7/7/2005	6/30/2005	456 Corp.	MI		$15,000.00	Jean Smith	456 Corp. - SUN - 242471

Grand Totals (4 records)
						$31,000.00

EXHIBIT C

Form of Reports

Software Spectrum Daily and Monthly Reports

See attachment.

Software Spectrum, Inc.

Intraware Customer Sell Thu Report

For Period:

Confidential

Quote#	Intraware Rep Name	Customer Name	Contact Name	Customer PO	Invoice Date	Invoice Type	Invoice	Order Code	Part #	Mfr Product Code	Product Description	Units Sold	Unit Cost	Ext Cost
USD

Total For:	USD

Unit Sell Price	Ext Sales Amt	Margin($)	Margin(%)	Shipto Company Name	Shipto Dept	Shipto Building	Shipto Street	Shipto City	Shipto State	Shipto Zip	Shipto Country	Bill to Company Name	Bill to Dept	Bill to Attn

Bill to Building	Bill to Street	Bill to District	Bill to City	Bill to State	Bill to Zip	Bill to Country	Content Desc	License Qty	Market	Contract Level	Contract Type	Effective Date	Expiration Date	Ext Cost